SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commis- sion Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule14a-12

Oswego County Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment	of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

[Logo]

44 East Bridge Street
Oswego, New York 13126
(315) 343-4100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on December 30, 2002

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Oswego County Bancorp, Inc. will be held at Oswego County Savings Bank, 44 East Bridge Street, Oswego, New York 13126 on December 30, 2002 at 2:00 p.m., New York time, to consider and vote upon:

1.
A plan of conversion and reorganization (the “Plan” or Plan of Conversion”) pursuant to which Oswego County MHC will be merged into Oswego County Savings Bank, and Oswego County Bancorp will be merged into Oswego County Savings Bank, and will be succeeded by a new Delaware corporation with the name Bridge Street Financial, Inc. which has been established for the purpose of completing the conversion; provided, however, that this proposal shall only be effective upon the approval of the Certificate of Incorporation and Bylaws of Bridge Street Financial as set forth in proposal number 2. As part of the conversion and reorganization, shares of common stock representing Oswego County MHC’s ownership interest in Oswego County Bancorp will be offered for sale in a subscription and community offering. Common stock of Oswego County Bancorp currently held by public stockholders will be converted into new shares of Bridge Street Financial pursuant to an exchange ratio that will ensure that stockholders at the time of the conversion will own approximately the same percentage of Bridge Street Financial after the conversion as was held in Oswego County Bancorp immediately prior thereto, exclusive of cash received in lieu of fractional shares.

2.
Ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial, Inc. under which, as described in this proxy statement, the rights of stockholders will be less than the rights stockholders currently have in Oswego County Bancorp in the following areas: (1) the inability of stockholders to call special meetings; (2) the prohibition of stockholder action without holding a meeting; (3) limitations on voting right for parties which acquire in excess of 10% of our shares; (4) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder; and (5) greater lead time required for stockholders to submit stockholder proposals; provided, however, that this proposal shall only be effective upon the approval of the Plan of Conversion as set forth in proposal number 1.

3.
To adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Plan of Conversion (the “Adjournment”).

4.	Any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.

Note:    Management is not aware of any such other business at this time.

In some instances, the rights of stockholders of the new Delaware corporation, Bridge Street Financial, will be less than the rights stockholders currently have. The decreases in stockholder rights under the Delaware Certificate of Incorporation and Bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders; however, in some instances, the differences in stockholder rights may increase management rights. Bridge Street Financial’s Board of Directors believes that the provisions described below are prudent and will enhance the ability of Bridge Street Financial and Oswego County National Bank to remain an independent orientated financial institution and reduce its vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist Bridge Street Financial in the orderly deployment of the conversion proceeds into productive assets and allow it to implement its business plan during the initial period after the conversion. The Board of Directors believes these provisions are in the best interests of Bridge Street Financial and its stockholders.

The Board of Directors has fixed November 18, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

The following proxy statement is a summary of information about Oswego County Bancorp and the proposed conversion and reorganization. A more detailed description of Oswego County Bancorp and the proposed conversion and reorganization is included in the prospectus constituting a part of this proxy statement. A copy of the Plan of Conversion is available upon written request to Oswego County Bancorp. Upon written request addressed to the Secretary of Oswego County Bancorp at the address given above, stockholders may obtain an additional copy of the prospectus, a copy of the Plan of Conversion and exhibits thereto, and/or a copy of the proposed Certificate of Incorporation and Bylaws of Bridge Street Financial and the proposed Articles of Association and Bylaws of Oswego County National Bank. In order to assure timely receipt of the additional copy of the prospectus and/or the Plan of Conversion, the written request should be received by Oswego County Bancorp by December 20, 2002. In addition, all such documents may be obtained at the Stock Center.

By Order of the Board of Directors

/s/ Gregory J. Kreis
Gregory J. Kreis President and Chief Executive Officer

Oswego, New York
November 22, 2002

The Board of Directors recommends that you sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Conversion and the Certificate of the Incorporation and Bylaws of Bridge Street Financial as soon as possible and return it in the enclosed self-addressed postage-prepaid envelope. Proxy cards must be received prior to the commencement of the Special Meeting. Returning the proxy card will not prevent you from voting in person if you attend the Special Meeting.

Your vote is very important. A failure to vote will have the same effect as a vote against the Plan of Conversion and ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial.

QUESTIONS AND ANSWERS
FOR STOCKHOLDERS OF OSWEGO COUNTY BANCORP

You should read this document and the accompanying prospectus (which includes a detailed index) for more information about the conversion and reorganization. The Plan of Conversion described herein has been conditionally approved by our regulators.

Q.	What are stockholders being asked to approve?

A.
Oswego County Bancorp stockholders as of November 18, 2002 are asked to vote on the Plan of Conversion. Pursuant to the Plan, Oswego County MHC will convert from the mutual holding company form to a stock holding company, and as part of the conversion and reorganization, Bridge Street Financial will offer for sale Oswego MHC’s ownership interest in Oswego County Bancorp. Following the conversion and reorganization, Oswego County Savings Bank will convert to a national bank to be known as Oswego County National Bank.

In addition, stockholders are also asked to ratify the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial. Under the Certificate of Incorporation and Bylaws, the rights of stockholders will be less than the rights stockholders currently have in Oswego County Bancorp in some instances. Bridge Street Financial’s Board of Directors believes that the provisions described below are prudent and will enhance the ability of Bridge Street Financial and Oswego County National Bank to remain an independent orientated financial institution and reduce its vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist Bridge Street Financial in the orderly deployment of the conversion proceeds into productive assets and allow it to implement its business plan during the initial period after the conversion. The Board of Directors believes these provisions are in the best interests of Bridge Street Financial and its stockholders.

Q.	What are reasons for the mutual-to-stock conversion and related stock offering?

A.
The primary reasons for the conversion and reorganization are to raise capital to support internal growth through lending, facilitate acquisitions of other financial institutions or other businesses related to banking, open additional branch offices, pay dividends and for general corporate purposes. The additional capital raised in the stock offering will also support increased lending, expansion of our retail banking franchise, and introduction of new products and services.

Q.	What will stockholders receive for their existing Oswego County Bancorp Shares?

A.
As more fully described in the prospectus section entitled “The Conversion and the Stock Offering” depending on the number of shares sold in the offering, each share of common stock that you own upon completion of the conversion and reorganization will be exchanged for between 0.84266 new shares at the minimum and 1.14007 new shares at the maximum of the offering range (though cash will be paid in lieu of fractional shares).

Q.	Why will the shares that I receive be based on a price of $10.00 per share rather than the trading price of the common stock prior to the conversion?

A.
The Board of Directors of Oswego County Bancorp selected a price of $10.00 per share for the stock offered for sale because it is a commonly selected per share price for mutual-to-stock conversions. The number of new shares you receive for your existing Oswego County Bancorp

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shares does not depend on the market price of Oswego County Bancorp common stock. It will depend on the number of shares sold in the offering, which will in turn depend on the final independent appraisal of the pro forma market value of Oswego County Bancorp, assuming completion of the conversion and the stock offering. The result will be that each existing stockholder will own the same percentage of Bridge Street Financial after the conversion and reorganization as was held in Oswego County Bancorp just prior thereto, exclusive of (i) any shares purchased by the stockholder in the stock offering and (ii) cash received in lieu of fractional shares.

Q.	Should I submit my stock certificates now?

A.
No. If you hold your certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion and reorganization. If your shares are held in “street name,” rather than in certificate form, the share exchange will occur automatically upon completion of the conversion and reorganization.

Q.	Will my dividends decrease?

A.
Yes, initially. Oswego County Bancorp paid a cash dividend per share of $.05 per share on August 14, 2002, or $.20 per share on an annualized basis. After the conversion and reorganization, Bridge Street Financial expects to pay a dividend at an initial rate of $0.04 per share per quarter, at the minimum to the adjusted maximum of the offering range. Your current dividends per share will initially decrease following the conversion and stock offering because Bridge Street Financial will continue the policy of Oswego County Bancorp of maintaining a dividend payout ratio equal to 25% of earnings, but the number of outstanding shares will increase. Future dividends are not guaranteed and will depend on Bridge Street Financial’s ability to pay them.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.
Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the Plan of Conversion and the ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial.

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.
Yes. Eligible depositors have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering, as fully described in the prospectus.

Other Questions?

For answers to other questions, please read the proxy statement and the prospectus. Questions about the offering or voting may be directed to the Stock Center by calling (315) 326-3266, Monday through Friday, from 9:00 a.m. and 4:00 p.m., New York time.

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OSWEGO COUNTY BANCORP, INC.

PROXY STATEMENT FOR THE
SPECIAL MEETING OF STOCKHOLDERS
To Be Held on December 30, 2002

General

This proxy statement of Oswego County Bancorp, together with the prospectus of Bridge Street Financial, the proposed stock holding company for Oswego County National Bank, which constitutes a part of this proxy statement, is being furnished to you in connection with the solicitation by the Board of Oswego County Bancorp of proxies to be voted at the Special Meeting to be held at Oswego County Savings Bank, 44 East Bridge Street, Oswego, New York 13126 on December 30, 2002 at 2:00 p.m., New York time, and any adjournment or postponement thereof. The purpose of the Special Meeting is to consider and vote upon:

1.    A Plan of Conversion of Oswego County MHC and Agreement and Plan of Reorganization between Oswego County MHC, Oswego County Bancorp, Bridge Street Financial, Inc. and Oswego County Savings Bank (the “Plan of Conversion” or the “Plan”), pursuant to which:

A.    Oswego County Bancorp will convert into or exchange its charter for an interim federal stock savings association and merge with and into Oswego County Savings Bank with Oswego County Savings Bank as the surviving entity;

B.    Oswego County MHC will convert from the mutual form to a federal interim stock savings association and simultaneously merge with and into Oswego County Savings Bank, pursuant to which Oswego County MHC will cease to exist and a liquidation account will be established by Oswego County Savings Bank for the benefit of the mutual holding company’s members;

C.    Oswego County Savings Bank will form a new first-tier, wholly-owned subsidiary known as Bridge Street Financial, Inc., a Delaware corporation, which will become the holding company upon consummation of the conversion and reorganization;

D.    Bridge Street Financial will in turn form a federally chartered interim savings association (“Interim”) as a wholly-owned subsidiary;

E.    Immediately following the formation of Interim, Interim will then merge with and into Oswego County Savings Bank, pursuant to which Oswego County Savings Bank will become a wholly-owned subsidiary of Bridge Street Financial. In connection therewith, each share of Oswego County Bancorp common stock outstanding immediately prior to the effective time thereof shall be automatically converted, without further action by the holder thereof, into and become the right to receive shares of Bridge Street Financial based on the exchange ratio, plus cash in lieu of any fractional share interest;

F.    In connection with the conversion and reorganization, Bridge Street Financial will offer shares of its common stock in the stock offerings;

G.    Following the consummation of the conversion and reorganization, Oswego County Savings Bank will convert to a national bank to be known as Oswego County National Bank; and

H.    other transactions provided for in the Plan of Conversion, including the adoption of the Articles of Association and Bylaws for Oswego County National Bank.

This proposal shall only be effective upon the ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial as set forth in proposal 2.

2.    Ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial.

This proposal shall only be effective upon the approval of the Plan of Conversion as set forth in proposal 1.

The conversion and reorganization of Oswego County MHC, Oswego County Bancorp and Oswego County Savings Bank and the related issuance and exchange of shares is referred to in the Plan of Conversion and herein as the conversion and reorganization.

This proxy statement, together with the accompanying proxy card, is first being mailed or delivered to stockholders of Oswego County Bancorp on or about November 22, 2002. On the record date, there were 2,557,294 shares of common stock outstanding.

Voting in favor of or against the Plan of Conversion or the Certificate of Incorporation and Bylaws of Bridge Street Financial includes a vote for or against the conversion of Oswego County MHC to a stock form holding company and all other transactions contemplated by the Plan.

Voting in favor of the Plan of Conversion or the Certificate of Incorporation and Bylaws will not obligate any person to purchase any common stock and will not affect the balance, interest rate or federal deposit insurance of any deposits.

The Board of Directors recommends that you sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Conversion and the ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial as soon as possible and return it in the enclosed self-addressed postage-prepaid envelope. Proxy cards must be received prior to the commencement of the Special Meeting. Returning the proxy card will not prevent you from voting in person if you attend the Special Meeting.

Your vote is very important. A failure to vote will have the same effect as a vote against the Plan of Conversion and the Certificate of Incorporation and Bylaws of Bridge Street Financial.

Record Date and Voting Rights

You are entitled to one vote at the Special Meeting for each share of Oswego County Bancorp’s common stock that you owned as of record at the close of business on November 18, 2002. The number of shares you own (and may vote) is listed on the proxy card.

You may vote your shares at the Special Meeting in person or by proxy. To vote in person, you must attend the Special Meeting and obtain and submit a ballot, which we will provide to you at the Special Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR each of the proposals identified in the Notice of the Special Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Special Meeting, other than those listed in the Notice of the Special Meeting.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Special Meeting. Examples of such documentation would include a broker’s statement, letter or other document that will confirm your ownership of shares of Oswego County Bancorp.

Vote Required

Proposals 1 and 2. Approval of Plan of Conversion and Ratification of Adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial. In order to implement proposals one and two, we must obtain the vote of at least two-thirds of the outstanding shares of common stock of Oswego County Bancorp, and a majority of votes cast by stockholders of Oswego County Bancorp other than Oswego County MHC. Pursuant to Office of Thrift Supervision regulations and the Plan of Conversion, completion of the conversion and reorganization is also subject to the approval of the Plan of Conversion by the Office of Thrift Supervision and by a majority of the total votes eligible to be cast by members of Oswego County MHC (i.e., depositors of Oswego County Savings Bank). With respect to the required affirmative vote of at least two-thirds of the outstanding shares of common stock, abstentions and broker non-votes will have the effect of a vote against the Plan of Conversion and the ratification of the Certificate of Incorporation and Bylaws of Bridge Street Financial. With respect to the required affirmative vote by a majority of votes cast by stockholders other than Oswego County MHC, broker non-votes will be considered as shares not voted. Management believes that Oswego County MHC will vote all of its shares to approve the Plan of Conversion and to ratify the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial. The approval of the Plan of Conversion is contingent upon the ratification of the Certificate of Incorporation and Bylaws of Bridge Street Financial, and the ratification of the Certificate of Incorporation and Bylaws of Bridge Street Financial is contingent upon the approval of the Plan of Conversion.

Proposal 3. Adjournment. We must obtain the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on this proposal. Under this voting standard, shares as to which the abstain box has been selected on the proxy card will count as shares represented and entitled to vote and will be treated as votes against the proposal. Shares for which no vote is cast with respect to a proposal will be treated as shares that are not represented and will have no effect on the outcome of the vote for that proposal. A broker non-vote with respect to this proposal will be treated as shares that are not represented and will have no effect on the outcome of that proposal. Because Oswego County MHC owns more than 50% of Oswego County Bancorp’s total outstanding shares, we expect that Oswego County MHC will control the outcome of the vote on the proposal regarding the Adjournment.

Revocability of Proxies

Your may revoke your proxy at any time before it is voted by filing written revocation of the proxy to the Secretary of Oswego County Bancorp, by submitting a duly executed proxy bearing a later date or by attending and voting in person at the Special Meeting or any adjournment or postponement thereof. The presence of a stockholder at the Special Meeting shall not revoke a proxy unless a written revocation is filed with the Secretary of the Special Meeting prior to the voting of such proxy. The proxies being solicited by the Board of Directors of Oswego County Bancorp are only for use at the Special Meeting and at any adjournment or postponement thereof and will not be used for any other meeting.

Solicitation of Proxies

This proxy statement and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the Special Meeting by the Board of Directors. To the extent necessary to permit approval of the Plan of Conversion and the ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial, officers, directors or employees of Oswego County Savings Bank may solicit proxies by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned or postponed to a later date. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. Oswego County Bancorp will bear all costs of this solicitation. Oswego County Bancorp has also hired Georgeson Shareholder to assist in the solicitation of proxies for a fee of $4,500, plus reimbursement of out of pocket expenses.

We have engaged Friedman Billings Ramsey as financial and marketing agent in connection with the offering of the common stock. Friedman Billings Ramsey has agreed to use its best efforts to assist us with our subscription and community offerings. Friedman Billings Ramsey is not obligated to purchase any shares of common stock.

Friedman Billings Ramsey will receive $175,000 for services provided in connection with the offering. Friedman Billings Ramsey will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees. We have agreed to indemnify Friedman Billings Ramsey to the extent allowed by law, for reasonable costs and expenses in connection with certain claims and liabilities, including liabilities under the Securities Act of 1933.

Dissenters’ or Appraisal Rights

General.    Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state or federal laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. This right generally confers on stockholders who oppose a merger or the consideration to be received in the merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in accordance with applicable state or federal law.

Appraisal Rights Under 12 C.F.R. § 552.14.    As stockholders of a federally chartered stock holding company, stockholders of Oswego County Bancorp have appraisal rights under regulations promulgated by the Office of Thrift Supervision under 12 C.F.R. § 552.14 (the “OTS Regulations”). Under the OTS Regulations, if stockholders of Oswego County Bancorp do not wish to exchange their shares for shares of Bridge Street Financial pursuant to the exchange ratio, they have the right to dissent from the conversion and reorganization and related transactions and to seek an appraisal of, and to be paid the fair value, exclusive of any value arising from the accomplishment or expectation of the transactions contemplated by the Plan of Conversion, for shares of Oswego County Bancorp common stock held by them, provided they comply with Section 552.14 of the OTS Regulations.

Our stockholders who are entitled to vote on the approval of the Plan of Conversion that do not vote in favor of the Plan of Conversion and who otherwise comply with the applicable procedures under Section 552.14 of the OTS Regulations are entitled to dissenters’ rights under federal law. To perfect their appraisal rights, Oswego County Bancorp stockholders must strictly comply with the procedures in Section 552.14 of the OTS Regulations. Failure to strictly comply with these procedures will result in the loss of appraisal rights.

The following is a summary of the material provisions of Section 552.14 of the OTS Regulations. The full text of Section 552.14 of the OTS Regulations is reprinted as Appendix A to this proxy statement. You should read Appendix A in its entirety. All references in this summary to a “stockholder” are to the record holder of the shares of Oswego County Bancorp common stock on the record date. A person having a beneficial interest in shares that are held in “street name” or otherwise held of record in the name of another person, such as a broker or nominee, is responsible for ensuring that a demand for appraisal is made by the record holder and must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to exercise whatever appraisal rights the beneficial owner may have.

We Must Provide Our Stockholders Notice.    Under Section 552.14 of the OTS Regulations, because we are submitting the Plan of Conversion and the transactions contemplated by it for approval at a special meeting, we must notify not less than 20 days prior to the special meeting, each of our stockholders who was a stockholder on the record date for the special meeting, that appraisal rights are available, and must include in such notice a copy of Section 552.14 of the OTS Regulations. This proxy statement constitutes notice to the holders of shares of Oswego County Bancorp common stock for which appraisal rights are available.

You Must Perfect Your Appraisal Rights.    To perfect appraisal rights under Section 552.14 of the OTS Regulations, with respect to your shares of common stock of Oswego County Bancorp, you must comply with the following procedures:

•	You must not vote for the adoption of the Plan of Conversion or consent thereto in writing, including the returning of a signed proxy without indicating any voting instructions as to the proposal.

•	You must deliver to Oswego County Bancorp a written demand for appraisal rights of your shares of Oswego County Bancorp common stock before the vote on the proposal to adopt the Plan of Conversion.

A written demand for appraisal must reasonably inform us of the identity of the stockholder and his or her intent to demand appraisal of his or her shares of Oswego County Bancorp common stock. This written demand for appraisal must be separate from any proxy or vote in person against or abstention from voting on the Plan of Conversion. A proxy or vote in person against or abstention from voting on the adoption of the Plan of Conversion will not, in and of itself, constitute a demand for appraisal.

An Oswego County Bancorp stockholder wishing to assert appraisal rights must be the record holder of his or her shares of Oswego County Bancorp common stock on the date the written demand for appraisal is made. Only a holder of record of shares of Oswego County Bancorp common stock is entitled to assert appraisal rights for the shares of Oswego County Bancorp common stock registered in that holder’s name. In addition, to preserve his or her appraisal rights, a Oswego County Bancorp stockholder must continue to hold his or her shares until the completion of the transactions contemplated by the Plan of Conversion. Accordingly, an Oswego County Bancorp stockholder who is the record holder of shares of Oswego County Bancorp common stock on the date the written demand for appraisal is made, but who subsequently transfers shares prior to the completion of the conversion and reorganization, will lose any right to appraisal with respect to those shares.

Only a record holder of shares of Oswego County Bancorp common stock for which appraisal rights are available is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the record holder, fully and correctly, as this holder’s name appears on his or her stock certificates. If the shares of Oswego County Bancorp common stock for which appraisal rights are available are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if these shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers.

A record holder of Oswego County Bancorp common stock that is a broker who holds shares, for which appraisal rights are available, as nominee for several beneficial owners may exercise appraisal rights with respect to shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and is being sought. When no number of shares is expressly mentioned, the demand will be presumed to cover all the shares held by such broker. Those who wish to exercise appraisal rights under Section 552.14 of the OTS Regulations are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal must be mailed or delivered to:

Oswego County Bancorp, Inc.
44 East Bridge Street
Oswego, New York 13126
Attention: Corporate Secretary

or should be delivered to the Corporate Secretary at the Oswego County Bancorp special meeting prior to the vote on the Plan of Conversion.

Bridge Street Financial must provide notice to each Oswego County Bancorp stockholder that has properly asserted Appraisal Rights. Within ten days after the completion of the transactions contemplated by the Plan of Conversion, Bridge Street Financial, as the successor company, will notify each Oswego County Bancorp stockholder that has properly asserted appraisal rights under Section 552.14 of the OTS Regulations, and that has not voted in favor of the Plan of Conversion, of the following:

•	the Effective Date;

•	the fair market value that Bridge Street Financial will offer to pay for such shares;

•
that, within 60 days of the Effective Date, a petition must be filed with the Office of Thrift Supervision if an agreement as to the price of the dissented shares is not agreed upon by Bridge Street Financial and the dissenting stockholder;

•	that the transfer agent must note on such stockholder’s stock certificates that appraisal proceedings are pending; and

•	the notice requirements of the petition.

Acceptance of Offer.    If within 60 days of the Effective Date, the fair value is agreed upon between Bridge Street Financial and any stockholder who has complied with the requirements summarized above, payment of such agreed price must be made within 90 days of the Effective Date.

A Petition Must be Filed with the Office of Thrift Supervision.    Within 60 days after the Effective Date, but not thereafter, any Oswego County Bancorp stockholder who has complied with the requirements summarized above may file a petition with the Office of Thrift Supervision demanding a determination of the fair value of the shares that are entitled to appraisal rights. A copy of the petition must be given to Bridge Street Financial as the surviving corporation by registered or certified mail. It will be the obligation of Oswego County Bancorp stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 552.14 of the OTS Regulations. Any Oswego County Bancorp stockholder entitled to file a petition with the Office of Thrift Supervision who fails to file the petition within 60 days of the Effective Date will be deemed to have accepted the exchange of shares for each share of Oswego County Bancorp common stock that they owned prior to the completion of the reorganization and conversion for shares of Bridge Street Financial based upon the exchange ratio.

Stock Certificates Must be Noted by the Transfer Agent.    Within 60 days of the Effective Date, each Oswego County Bancorp stockholder demanding appraisal and payment under Section 552.14 of the OTS Regulations must submit to Registrar and Transfer Company, the transfer agent, his or her certificates of Oswego County Bancorp common stock for notation by the transfer agent that appraisal proceedings are pending. Any Oswego County Bancorp stockholder who fails to submit his or her stock certificates for this notation will no longer be entitled to appraisal rights under Section 552.14 of the OTS Regulations, and will be deemed to have accepted the exchange of shares for each share of Oswego County Bancorp common stock that they owned prior to the completion of the reorganization and conversion for shares of Bridge Street Financial based upon the exchange ratio.

The Director of the Office of Thrift Supervision Will Determine the Fair Value of the Oswego County Bancorp Common Stock.    The Director of the Office of Thrift Supervision (the “Director”) will either appoint one or more independent persons or direct appropriate staff of the Office of Thrift Supervision to determine the fair market value of the shares, as of the Effective Date, exclusive of any element of value arising from the accomplishment or expectation of the merger and the other transactions contemplated by the Plan of Conversion. Appropriate staff of the Office of Thrift Supervision will review and provide an opinion on the appraisals prepared by the independent person as to the suitability of the appraisal methodology and the adequacy of the analysis and the supportive data.

After considering the appraisal report and the advice of the appropriate staff, and if the Director agrees with the valuation of the shares, the Director will direct payment by Bridge Street Financial of the appraised fair market value of the shares of Oswego County Bancorp common stock upon surrendering of the certificates representing such stock. Bridge Street Financial must make the payment, together with interest from the Effective Date, at a rate deemed equitable by the Director.

In addition, the Director may apportion and assess the costs and expenses of any proceeding under Section 552.14 of the OTS Regulations against all or some of the parties. In making this assessment, the Director will consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided under Section 552.14 of the OTS Regulations.

Oswego County Bancorp stockholders considering the exercise of appraisal rights should be aware that the fair market value of their shares as determined under Section 552.14 of the OTS Regulations could be more than, the same as or less than the value of the cash merger consideration provided pursuant to the Plan of Conversion and that investment banking opinions as to the fairness from a financial point of view are not necessarily opinions as to the fair value under Section 552.14 of the OTS Regulations.

You May Withdraw Your Demand for Appraisal.    At any time within 60 days after the Effective Date, any Oswego County Bancorp stockholder will have the right to withdraw his or her demand for appraisal and to accept the exchange of shares in accordance with the terms of the Plan of Conversion.

No Right to Vote Appraisal Shares or Receive Dividends or Distribution on Appraisal Shares.    Any holder of shares of Oswego County Bancorp common stock for which appraisal rights are available that has duly demanded an appraisal in compliance with Section 552.14 of the OTS Regulations will not be entitled to vote, after the consummation of the conversion and reorganization and other transactions pursuant to the Plan of Conversion, those shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of those shares as of a record date prior to the completion of the transactions contemplated by the Plan of Conversion.

DISCUSSION OF PROPOSALS RECOMMENDED BY BOARD

PROPOSAL 1

APPROVAL OF THE PLAN OF CONVERSION

The Boards of Directors of Oswego County Bancorp, Oswego County MHC and Oswego County Savings Bank have approved the Plan of Conversion. The Plan of Conversion also has been approved by the Office of Thrift Supervision, subject to approval by the members of Oswego County MHC and the stockholders of Oswego County Bancorp entitled to vote on the matter. Office of Thrift Supervision approval does not constitute an endorsement or recommendation of the Plan of Conversion.

General

On June 20, 2002, the Boards of Directors of Oswego County Savings Bank, Oswego County MHC and Oswego County Bancorp unanimously adopted the Plan of Conversion pursuant to which Oswego County Savings Bank will reorganize from a “two-tiered” mutual holding company structure to a stock form holding company structure. Following the consummation of the reorganization and conversion, Oswego County Savings Bank intends convert to a national bank to be known as Oswego County National Bank. As part of the conversion and reorganization, we have formed Bridge Street Financial. Current shareholders of Oswego County Bancorp will receive shares in Bridge Street Financial based on an exchange ratio. Following the conversion and reorganization, Oswego County MHC will no longer exist and Bridge Street Financial will be the parent corporation of Oswego County National Bank.

This conversion and reorganization to a stock form holding company structure also includes the offering by Oswego County Bancorp of its outstanding shares to qualifying depositors of Oswego County Savings Bank and other members of Oswego County Savings Bank in a subscription offering and to certain other persons in a direct community offering and/or syndicated community offering. The conversion and reorganization will be effected as described under “Reasons for the Conversion” or in any other manner that is permitted by the Office of Thrift Supervision and is consistent with the intent of the Plan of Conversion. See “The Conversion and Stock Offering” in the Summary Section of this prospectus for a chart which reflects our structure after the conversion and reorganization.

For additional information concerning the conversion and reorganization, see “The Conversion and the Stock Offering” in the prospectus.

Purposes of the Conversion and Reorganization

The Boards of Directors of Oswego County MHC, Oswego County Bancorp and Oswego County Savings Bank believe that a conversion of Oswego County MHC to stock form and reorganization of Oswego County Savings Bank to a national bank pursuant to the Plan of Conversion are in the best interests of Oswego County MHC, Oswego County Bancorp and Oswego County Savings Bank, as well as the best interests of their respective members and shareholders.

We believe that the conversion and reorganization will result in the raising of additional capital for Bridge Street Financial and Oswego County National Bank and is expected to result in a more active and liquid market for Bridge Street Financial common stock than currently exists for Oswego County Bancorp common stock.

The conversion and reorganization are intended to provide an additional source of capital not now available in order to allow Bridge Street Financial and Oswego County National Bank to better serve the needs of the community through:

•    increased lending to support continued growth in the commercial loan portfolio;

•    opening or acquiring additional branch offices;

•    financing acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

•    expanding the financial products and services currently offered by us.

The reorganization and conversion are also intended to provide additional capital to Bridge Street Financial in order to allow it to:
•    pay dividends to stockholders;

•    repurchase shares of common stock;

•    finance acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; and

•    use the capital for other general corporate purposes.

In addition, we believe that increased stock ownership by officers and other employees of Oswego County Bancorp and Oswego County Savings Bank has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel.

If a standard conversion had been conducted in 1999, management of Oswego County Savings Bank believed that it may have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Oswego County MHC. A standard conversion in 1999 also would have immediately eliminated all aspects of the mutual form of organization.

Following the consummation of the conversion and reorganization, Oswego County Savings Bank intends to convert to a national bank. We believe that converting to a national bank will enable us to better serve the needs of our community and allow us to carry out our business plan including enabling us to:

•    increase our commercial lending limits;

•    solicit municipal deposits; and

•    obtain federal preemption of many state laws relating to licensing, lending, deposit taking and other activities.

The Plan of Conversion provides that the Board of Directors of Oswego County Savings Bank may at any time, elect not to proceed with the national bank conversion (e.g., for failure to receive the necessary regulatory approvals). It is the present intent of Oswego County Savings Bank Board of Directors to proceed with both the conversion and stock offering, as well as the national bank conversion.

After considering the advantages and risks of the conversion and reorganization, as well as applicable fiduciary duties, the Boards of Directors of Oswego County Savings Bank, Oswego County Bancorp, and Oswego County MHC approved the conversion and reorganization as being in the best interests of our companies and our respective members and stockholders and the communities that we serve.

Structure of the Conversion

The Reorganization will be structured as set forth on pages 1 and 2 of the proxy statement. Our current organizational structure and our proposed structure following the conversion and reorganization can be found on pages 1 and 2 of the prospectus.

Effect of the Conversion on Current Stockholders

Effect on Stockholders’ Equity per Share of the Shares Exchanged.    As adjusted for exchange ratio, the conversion will increase the stockholders’ equity per share of the current stockholders of Oswego County Bancorp common stock. At June 30, 2002, the stockholders’ equity per share of Oswego County Bancorp common stock including shares held by Oswego County MHC was $6.47. Based on the pro forma information set forth for June 30, 2002, in “Pro Forma Data,” pro forma stockholders’ equity per share following the conversion will be $12.76, $11.65, $10.84 and $10.13 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. As adjusted at that date for the exchange ratio, the effective stockholders’ equity per share for current stockholders would be $5.45, $6.41, $7.38 and $8.48 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

To facilitate conversion to a national bank, Oswego County MHC has agreed to follow the existing policy of the FDIC and adjust the ownership percentage held by minority stockholders to reflect waived dividends and assets held by Oswego County MHC solely for the benefit of depositors. To date, Oswego County MHC has waived its right to receive $142,000 in dividends. Oswego County MHC will continue to waive its right to receive dividends until the completion of the conversion. The dilutive effect of the waived dividends and assets held by Oswego County MHC reduces the ownership interest held by minority stockholders from 44.70% to 43.97%.

Effect on Earnings per Share of the Shares Exchanged.    As adjusted for exchange ratio, the conversion will also increase the pro forma earnings per share. For the quarter ended June 30, 2002, basic earnings per share of Oswego County Bancorp common stock was $0.10, or $0.40 on an annualized basis, including shares held by Oswego County MHC. Based on the pro forma information set forth for the six months ended June 30, 2002, in “Pro Forma Data,” earnings per share of common stock following the conversion will range from $0.32 to $0.23, respectively, or $0.62 to $0.46, respectively, on an annualized basis, for the minimum to the adjusted maximum of the offering range.

As adjusted at that date for the exchange ratio, the effective annualized earnings per share for current stockholders would range from $0.34 to $0.52, respectively, for the minimum to the adjusted maximum of the offering range.

Effect on the Market and Appraised Value of the Shares Exchanged.    The aggregate subscription price of the shares of common stock received in exchange for the publicly held shares of Oswego County Bancorp common stock is $ 12.3 million, $14.5 million, $16.7 million, and $19.2 million at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. The last trade of Oswego County Bancorp common stock on June 20, 2002, the last trading day preceding the announcement of the conversion and reorganization, was $11.50 per share, and the price at which Oswego County Bancorp common stock last traded on November 13, 2002 was $11.00 per share.

Conditions to the Conversion and Reorganization

Consummation of the conversion and reorganization is subject to the receipt of all requisite regulatory approvals, including various approvals of the Office of Thrift Supervision. No assurance can be given that all regulatory approvals will be received. Receipt of such approvals from the Office of Thrift Supervision will not constitute a recommendation or endorsement of the Plan of Conversion or the offering by the Office of Thrift Supervision. Consummation of the conversion and reorganization also is subject to approval by the stockholders of Oswego County Bancorp and members of Oswego County MHC, as well as the receipt of rulings by the Internal Revenue Service and/or opinions of counsel with respect to the tax consequences of the conversion and reorganization. See “The Conversion and the Stock Offering — Tax Aspects” on pages 128 through 130 of the prospectus.

Stock Compensation Plans

As part of the conversion and reorganization, the Board of Directors of the Bridge Street Financial intends, subject to stockholder approval at a meeting to be held at least six months following the conversion and reorganization, to implement a restricted stock plan (the “Restricted Stock Plan”) and stock option plan (the “Stock Option Plan”) which will be authorized to purchase common stock, award common stock and grant options for common stock. No shares shall be issued pursuant to the Restricted Stock Plan unless it is approved by stockholders of Bridge Street Financial, and no options shall be awarded under the Stock Option Plan described in this paragraph unless it is approved by stockholders of Bridge Street Financial. The exercise price of the options permitted thereby shall be the fair value on the date such options are granted. Shares awarded pursuant to the Restricted Stock Plan, and shares issued upon exercise of options, may be authorized but unissued shares of Bridge Street Financial’s common stock, or shares of common stock purchased by Bridge Street Financial or such plan on the open market. Our Employee Stock Ownership Plan will not be purchasing any additional common stock in the stock offerings. See “Management — Future Stock Benefit Plans” in the Prospectus.

Amendment or Termination of the Plan of Conversion

All interpretations of the Plan of Conversion by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The Plan of Conversion provides that, if deemed necessary or desirable by the Board of Directors, the Plan of Conversion may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to our members and stockholders. Amendment of the Plan of Conversion thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The Plan of Conversion may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members and stockholders, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The Plan of Conversion shall be terminated if the conversion is not completed within 24 months from the date on which the members of Oswego County MHC approve the Plan of Conversion, and may not be extended by us or the Office of Thrift Supervision.

Interest of Management and Directors in Matters to be Acted Upon

Management and Directors of Oswego County Bancorp have an interest in the matters that will be acted upon because Bridge Street Financial intends to implement the Restricted Stock Plan and the Stock Option Plan, and intends to enter into employment agreements and change in control agreements with certain employees. Bridge Street Financial currently intends to adopt such plans, make awards and enter into agreements as are described in the section of the Prospectus entitled “Management.”

Approval of the Plan of Conversion

All persons receiving this proxy statement are also being given a prospectus that describes the conversion and reorganization. The prospectus, in its entirety, is incorporated herein and made a part hereof. Although the prospectus is incorporated herein, this Proxy Statement does not constitute an offer to sell or a solicitation of an offer to purchase the common stock offered thereby. We urge you to carefully read the following sections of the prospectus:

•    management and directors and compensation of such persons (see “Management”);

•    business (see “Business of Oswego County Savings Bank”);

•    reasons for the conversion and reorganization and management’s belief that the conversion and reorganization is in the best interest of Oswego County Bancorp and its stockholder (see “The Conversion and the Stock Offering”);

•    employment agreements, change in control agreements and employee stock benefit plans that Bridge Street Financial Plans to implement (see “Management—Employment Agreement, Future Employment Agreement, Future Change in Control Agreements, and Future Stock Benefit Plans”);

•    common stock (see “Description of Capital Stock of Bridge Street Financial”);

•    pro forma capitalization, capital compliance, and pro forma information with respect to the conversion (see “Holding Company Capitalization” “Bank Regulatory Capital Compliance” and “Pro Forma Data”);

•    intended use of proceeds from the offering (see “How We Intend to Use the Proceeds of the Offering”);

•    restrictions and anti-takeover devices on acquisitions of Bridge Street Financial (see “Restrictions on Acquisition of Bridge Street Financial and Oswego County National Bank”); and

•    consolidated financial statements.

Legal and Tax Opinions

Thacher Proffitt & Wood, Washington, D.C. has issued its opinions to us of the legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal taxation. Certain matters relating to state taxation have been passed upon for us by KPMG LLP,

Syracuse, New York. Certain legal matters will be passed upon for Friedman Billings Ramsey by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

Review of Office of Thrift Supervision Action

Any person aggrieved by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a Plan of Reorganization may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the Office of Thrift Supervision be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. § 563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the Office of Thrift Supervision by the clerk of the court and thereupon the Office of Thrift Supervision files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

This proposal shall only be effective upon the ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial as set forth in proposal 2.

The Board of Directors recommends that you vote “For” the adoption of the Plan of Conversion. See “The Conversion and the Offering — Reasons for the Conversion and Reorganization” in the prospectus.

PROPOSAL 2

RATIFICATION OF THE ADOPTION OF THE
CERTIFICATE OF INCORPORATION AND BYLAWS
OF BRIDGE STREET FINANCIAL

Following the conversion, Oswego County MHC will cease to exist and therefore will no longer control a majority of the issued and outstanding shares of Oswego County Bancorp. Because it will no longer be in mutual holding company form, Oswego County Bancorp is not permitted to keep its federal charter. Therefore, we must incorporate a new state-chartered corporation to act as the holding company for Oswego County National Bank. As a result, existing public stockholders of Oswego County Bancorp, a federal corporation, will become stockholders of Bridge Street Financial, a Delaware corporation. Therefore, we are asking stockholders of Oswego County Bancorp to ratify the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial as part of the Special Meeting.

Following the conversion, Bridge Street Financial and Oswego County National Bank intend to remain an independent, community-oriented financial institution. However, as a fully-converted company, Bridge Street Financial will be more vulnerable to takeover attempts and certain other transactions that have not been negotiated with or approved by the Board of Directors. Such hostile activity could negatively impact Bridge Street Financial’s ability to deploy the proceeds of the stock offering in an orderly manner, implement its business plan and create long-term shareholder value. For this reason, the Board of Directors has adopted a Certificate of Incorporation and Bylaws which contain several provisions designed to make it more difficult to acquire Bridge Street Financial without first negotiating with its Board of Directors. Under the Certificate of Incorporation and Bylaws, in some instances, the rights of stockholders of the new Delaware corporation will be less than the rights stockholders currently have. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law, but have been chosen by management in being in the best interests of the newly-formed corporation and all of its stockholders. Bridge Street Financial’s Board of Directors believes that the provisions described below are prudent and will enhance the ability of Bridge Street Financial and Oswego County National Bank to remain an independent orientated financial institution and reduce its vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist Bridge Street Financial in the orderly deployment of the conversion proceeds into productive assets and allow it to implement its business plan during the initial period after the conversion. The Board of Directors believes these provisions are in the best interests of Bridge Street Financial and its stockholders.

The material differences in stockholders’ rights are as follows:

1.    Special Meetings of Stockholders.    The current Bylaws of Oswego County Bancorp provide that special meetings of the stockholders of Oswego County Bancorp may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Oswego County Bancorp entitled to vote at the meeting. The Certificate of Incorporation of Bridge Street Financial contains a provision pursuant to which, except as otherwise provided by law, special meetings of its stockholders only may be called by the Chairperson of the Board, the President, or by resolution of at least three-fourths of the directors then in office. This will make it more difficult for shareholders to take action that requires the approval of the shareholders without the approval of the Board of Directors. Therefore, because stockholders will be prohibited from calling special meetings, it would be more difficult for a party to acquire Bridge Street Financial. The Board of Directors believes that this measure enhances the ability of Bridge Street Financial and Oswego County National Bank to remain an independent, community-oriented financial institution.

2.    Stockholder Action Without a Meeting.    The current Bylaws of Oswego County Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. The Bridge Street Financial Certificate of Incorporation expressly prohibits stockholder action without a special or annual meeting. This will make it more difficult for shareholders to take action that requires the approval of the shareholders without the approval of the Board of Directors. The Board of Directors believes that this measure enhances the ability of Bridge Street Financial and Oswego County National Bank to remain an independent, community-oriented financial institution.

3.    Limitations on Acquisitions of Voting Stock and Voting Rights.    The Certificate of Incorporation of Bridge Street Financial provides generally that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of an equity security of ours for a period of 5 years following the conversion. Any party which acquires in excess of 10% of Bridge Street Financial’s common stock will not be entitled to vote any shares of our common stock owned in excess of 10%. The current Federal Charter and Bylaws of Oswego County Bancorp do not contain such a provision. However, OTS regulations currently impose a similar restriction on shareholders of Oswego County Bancorp and, after the conversion, the ability of shareholders to acquire 10% or more of the common stock of Bridge Street Financial will be limited by the Federal Reserve Act. Restrictions on the ability of a party to acquire 10% or more of Bridge Street Financial’s common stock and to vote shares in excess of this amount make it more difficult to acquire Bridge Street Financial. The Board of Directors believes that this measure enhances the ability of Bridge Street Financial and Oswego County National Bank to remain an independent, community-oriented financial institution.

4.    Stockholder Vote Required to Approve Business Combinations with Principal Stockholders.    The Bridge Street Financial Certificate of Incorporation requires the approval of the holders of at least 80% of the outstanding shares of voting stock to approve certain “Business Combinations” with an interested stockholder and related transactions.

The vote of at least 80% of the stockholders is required in connection with any transaction involving an interested stockholder except in cases where the proposed transaction has been approved in advance by a majority of those members of our Board of Directors who are unaffiliated with the interested stockholder and were directors prior to the time when the interested stockholder became an interested stockholder. However, if the proposed transaction meets the conditions set forth in the Certificate of Incorporation of Bridge Street Financial designed to afford the stockholders a fair price in consideration for their shares, approval of only two-thirds of the outstanding shares of voting stock would be sufficient. The current Federal Charter and Bylaws of Oswego County Bancorp do not contain such a provision. By making it difficult for stockholders of Bridge Street Financial to obtain the stockholder vote necessary to approve a Business Combination transaction, this provision makes it more difficult to acquire Bridge Street Financial. The Board of Directors believes that this measure enhances the ability of Bridge Street Financial and Oswego County National Bank to remain an independent, community-oriented financial institution.

5.    Greater Lead Time Required for Stockholders to Submit Stockholder Proposals.    The current Bylaws of Oswego County Bancorp provide that any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary at least five days prior to the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Bridge Street Financial’s Bylaws require stockholders to submit stockholder proposals well in advance of the meeting. For example, if the annual meeting of Bridge Street Financial is held on a day which is within thirty (30) days preceding the anniversary of the previous year’s annual meeting, sixty (60) days notice is required. Ninety (90) days notice is required if the annual meeting is held on or after the anniversary of the previous year’s annual meeting. If the annual meeting is held on a date other than as described above, stockholders must submit proposals no later than the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. The Board of Directors believes that this measure enhances the ability of Bridge Street Financial and Oswego County National Bank to remain an independent, community-oriented financial institution.

The Board of Directors believes that it will be in the best position to determine the true value of Bridge Street Financial and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of Bridge Street Financial and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Bridge Street Financial and that is in the best interests of all stockholders.

Takeover attempts that have not been negotiated with and approved by the Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Bridge Street Financial for its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Bridge Street Financial’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite the Board of Directors’ belief as to the benefits to stockholders of these provisions of Bridge Street Financial’s Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by the Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. The Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

See “Comparison of Stockholders’ Rights,” beginning on page 148 of the enclosed prospectus, for a complete discussion of the material differences to stockholders.

This proposal shall be effective only upon the approval of the Plan of Conversion as set forth in proposal 1.

The Board of Directors unanimously recommends that stockholders vote “For” the ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial.

PROPOSAL 3

AUTHORIZATION OF THE BOARD OF DIRECTORS,
IN ITS DISCRETION, TO ADJOURN OR POSTPONE
THE SPECIAL MEETING IF NECESSARY

In connection with the special meeting, the Board of Directors seeks authorization from the stockholders of Oswego County Bancorp to adjourn or postpone the Special Meeting if necessary. The Oswego County Bancorp Board of Directors may use the proxies solicited pursuant to this proxy statement for any adjournment or postponement of the special meeting for the purpose of allowing additional time for soliciting further proxies to approve the Plan of Conversion if at the time of the special meeting there are not sufficient votes to approve the Plan of Conversion.

Oswego County MHC intends to vote “for” approval of this proposal and thereby will ensure the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote “For” authorization of the Board of Directors, in its discretion, to adjourn or postpone the Special Meeting if necessary to solicit further proxies.

How to Obtain Additional Information

The prospectus contains audited financial statements of Oswego County Bancorp, including:

•	statements of income for the past three years;

•	management’s discussion and analysis of the financial condition and results of operations of Oswego County Bancorp;

•	a description of lending, savings and investment activities;

•	remuneration and other benefits of directors and officers;

•	further information about the business and financial condition of Oswego County Bancorp; and

•	additional information about the conversion and reorganization, the subscription offering, the direct community offering and, if held, the syndicated community offering.

The Plan of Conversion sets forth the terms, conditions and provisions of the proposed conversion and reorganization.

If you would like to receive an additional copy of the prospectus, or a copy of the Plan of Conversion and the Certificate of Incorporation and Bylaws of Bridge Street Financial and Articles of Association and Bylaws of Oswego County National Bank, you must request such material in writing, addressed to the Secretary of Oswego County Bancorp at Oswego County Bancorp’s address given above. Such requests must be received by Oswego County Bancorp no later than December 20, 2002. Requesting such materials does not obligate you to purchase the shares. If Oswego County Bancorp does not receive your request by December 20, 2002, you will not be entitled to have such materials mailed to you. See, also “Additional Information” in the prospectus.

Other Matters

As of the date of this proxy statement, management does not know of any other matters to be brought before the members at the Special Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

By Order of the Board of Directors

/s/ Gregory J. Kreis
Gregory J. Kreis President and Chief Executive Officer

Oswego, New York
November 22, 2002

To assure that you are represented at the Special Meeting of members, please sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

APPENDIX A

§ 552.14 Dissenter and appraisal rights.

(a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with § 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

(b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock’s fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers’ Automated Quotation System (“NASDAQ”) on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to §552.13(h)(2) of this part. “Qualified consideration” means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

(c) Procedure—(1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management’s proxy solicitation for such meeting.

(2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

(3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

(i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

(ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

(iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

(4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

(5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

(6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

(7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

(8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

(9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

(10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

(11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

Oswego County Bancorp, Inc.	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of Oswego County Bancorp, Inc.
for the Special Meeting of Stockholders to be held on December 30, 2002 and any adjournment thereof.

The undersigned stockholder of Oswego County Bancorp, Inc. hereby authorizes Gregory J. Kreis and Paul J. Heins, or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders of Oswego County Bancorp, Inc. to be held at Oswego County Savings Bank, 44 East Bridge Street, Oswego, New York 13126, on December 30, 2002, at 2:00 p.m. New York time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

(1) A plan of conversion and reorganization (the “Plan” or Plan of Conversion”) pursuant to which Oswego County MHC will be merged into Oswego County Savings Bank, and Oswego County Bancorp will be merged into Oswego County Savings Bank, and will be succeeded by a new Delaware corporation with the name Bridge Street Financial, Inc. which has been established for the purpose of completing the conversion; provided, however, that this proposal shall only be effective upon the approval of the Certificate of Incorporation and Bylaws of Bridge Street Financial as set forth in proposal number 2. As part of the conversion and reorganization, shares of common stock representing Oswego County MHC’s ownership interest in Oswego County Bancorp will be offered for sale in a subscription and community offering. Common stock of Oswego County Bancorp currently held by public stockholders will be converted into new shares of Bridge Street Financial pursuant to an exchange ratio that will ensure that stockholders at the time of the conversion will own approximately the same percentage of Bridge Street Financial after the conversion as was held in Oswego County Bancorp immediately prior thereto, exclusive of cash received in lieu of fractional shares.

For	Against	Abstain
☐	☐	☐

(2) Ratification of the adoption of the Certificate of Incorporation and Bylaws of Bridge Street Financial, Inc. under which, as described in this proxy statement, the rights of stockholders will be less than the rights stockholders currently have in Oswego County Bancorp in the following areas: (1) the inability of stockholders to call special meetings; (2) the prohibition of stockholder action without holding a meeting; (3) limitations on voting right for parties which acquire in excess of 10% of our shares; (4) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder; and (5) greater lead time required for stockholders to submit stockholder proposals; provided, however, that this proposal shall only be effective upon the approval of the Plan of Conversion as set forth in proposal number 1.

For	Against	Abstain
☐	☐	☐

(3) To adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve proposals 1 and 2 (the “Adjournment”).

For	Against	Abstain
☐	☐	☐

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the Special Meeting, and upon such other matters as may properly come before the Special Meeting.

This Proxy, if executed, will be voted FOR the approval of Proposals 1, 2 and 3 if no choice is made herein. This proxy may be revoked at any time before it is executed. The rights of stockholders of the new Delaware corporation, Bridge Street Financial, will be less than the rights stockholders currently have. The decreases in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the Special Meeting dated November 22, 2002.

Signature(s)

Dated: , 2002

Please sign exactly as your name(s) appear(s) on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.